As Filed with the Securities and Exchange Commission on March 18, 1998

                                                 Registration No. 333-45269

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                      to

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          IRVINE SENSORS CORPORATION
               (Name of registrant as specified in its charter)

         DELAWARE                                     33-0280334
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or jurisdiction)


                              3001 REDHILL AVENUE
                         COSTA MESA, CALIFORNIA 92626
                                (714) 549-8211
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                    JAMES D. EVERT, CHIEF EXECUTIVE OFFICER
                          IRVINE SENSORS CORPORATION
                       3001 REDHILL AVENUE, BUILDING III
                         COSTA MESA, CALIFORNIA 92626
                                (714) 549-8211
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                             --------------------

                                 WITH COPY TO:
                                DEBRA K. WEINER
                          GROVER T. WICKERSHAM, P.C.
                        430 CAMBRIDGE AVENUE, SUITE 100
                          PALO ALTO, CALIFORNIA 94306

                             --------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
         TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effectiveregistration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES EXCHANGE ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to Completion Dated March 18, 1998

                               6,668,272 SHARES

                          IRVINE SENSORS CORPORATION

                                 COMMON STOCK

     This Prospectus covers 6,668,272 shares (the "Shares") of the Common Stock, par value $0.01 per share (the "Common Stock") of Irvine Sensors Corporation (the "Company") for reoffer or resale from time to time by the certain selling stockholders of the Company's securities (the "Selling Stockholders"), or by their pledgees, donees, transferees or other successors in interests ( sometimes referred to as "Sellers"). See "Selling Stockholders." Of the Shares, 1,114,810 were issued to certain of the Selling Stockholders upon conversion of 8% Convertible Subordinated Debentures Due 1998 purchased in private transactions (the "Debentures"). The Debentures were acquired in offshore transactions in February and March 1996. Pursuant to a prospectus dated May 10, 1996, 2,997,000 additional shares of Common Stock issued upon conversion of a portion of the Debentures sold in the 1996 offshore offering were registered for resale by certain of the Selling Stockholders named herein and others. The Company believes, but cannot assure, that all of those shares have been resold. Of the remaining Shares offered hereby, 3,900,000 Shares were either issued in or are issuable upon conversion of Preferred Stock issued in private placements conducted in December 1997 and January 1998, 871,740 Shares were issued for services rendered to the Company during 1996 and 1997 or for retirement of debt, 362,000 Shares are issuable upon exercise of outstanding Warrants, 390,000 Shares are issuable upon exercise of outstanding Warrants issued to the Company's selling agent or are issuable upon conversion of Preferred Stock issuable upon exercise of additional selling agent's Warrants and 29,722 shares are shares purchased by an affiliate of the Company in a private transaction.

     The Shares may be offered by the Sellers from time to time in brokerage transactions (which may include block transactions), in the over-the-counter market or negotiated transactions at prices and terms prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. Such shares may be sold directly to purchasers, through broker-dealers acting as agents for the Sellers or to broker-dealers who may purchase the Sellers' Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise, or by a combination of these methods. Broker-dealers who effect these transactions may receive compensation in the form of discounts or commissions from the Sellers or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Plan of Distribution."

     The Company will not receive any part of the proceeds from the resale of the Shares by the Selling Stockholders. The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company's Common Stock is currently traded on The Nasdaq SmallCap Market(SM) under the symbol "IRSN" and on the Boston Stock Exchange under the symbol "ISC." On March 16, 1998, the closing sale price of the Common Stock on Nasdaq was $3.00 per share.

     The securities offered hereby are speculative, involve a high degree of risk and should not be purchased by any investors who cannot afford the loss of their entire investment. See "Risk Factors" on page 9 of this Prospectus.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS          , 1998.

                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Furthermore, the Common Stock is listed on the Nasdaq SmallCap Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus:

          (i) The Company's Annual Report on Form 10-K/A for the fiscal year ended September 28, 1997, filed pursuant to Section 13 of the Exchange Act;

          (ii) The Company's Quarterly Report on Form 10-Q/A for the period ended December 28, 1997, filed pursuant to Section 13 of the Exchange Act;

          (iii) The Company's Current Report on Form 8-K, filed on November 4, 1997, pursuant to Section 13 of the Exchange Act;

          (iv) The Company's Definitive Proxy Statement for the February 27, 1998 Annual Meeting of Stockholders;

          (v) All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering; and

          (vi) The description of the Company's Common Stock contained in Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any documents described above, other than certain exhibits to such documents. Request should be addressed to:
Irvine Sensors Corporation, 3001 Redhill Avenue, Building III, Costa Mesa, California 92626, Attention: Secretary, telephone (714) 549-8211.

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts herein set forth since the date hereof.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, the Company's Annual Report on Form 10-K/A for the fiscal year ended September 28, 1997 and its Quarterly Report on Form 10-Q/A for the period ended December 28, 1997, which are incorporated by reference herein, include certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects,believes or anticipates will or may occur in the future, including, but not limited to, such matters as future product development, business development, marketing arrangements, future revenues from contracts, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in law or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY

     Irvine Sensors Corporation ("ISC" or the "Company") is the developer of proprietary technologies to produce extremely compact packages of solid state microcircuitry, which offer volume, power, weight and operational advantages versus less miniaturized alternatives. These advantages result from ISC's ability to assemble microelectronic chips in a three-dimensional "stack" instead of alongside each other on a flat surface, as is the case with more conventional methods. These stacking technologies have also led to ISC's development of collateral technologies for the design of low power and low noise chips, thinning of chips and various specialized applications of chips and stacked chip assemblies in fields ranging from image processing to digital photography. ISC's core chip-stacking technology was originally conceived and developed as a means of addressing the demands of space-based surveillance. However, the degree of miniaturization realizable from ISC's technologies has attracted R&D sponsorship from various U.S. government funding agencies for a wide variety of potential military and space applications. Since its inception, ISC has derived most of its revenues from such funded research and development. Since the early 1990s, ISC has sought to commercially exploit its technologies and has received an increasing share of its revenues from the sale of its stacked memory cubes. During June 1992, ISC entered into a joint development agreement with IBM(R) to commercialize ISC's chip-stacking technology for computer memory applications. In April 1996, ISC purchased a memory-stacking line in Essex Junction, Vermont from IBM, and in October 1997, disposed of that line and consolidated that sector of its business with its California operation. As of the date hereof, the Company has no further relationship with IBM under the 1992 agreements or otherwise. In October 1995, ISC formed a subsidiary, Novalog, Inc. ("Novalog"), to commercially exploit its low power chip technology. In April 1997, ISC formed a subsidiary, MicroSensors, Inc. ("MSI"), to commercially exploit its technologies for low noise readout electronics and miniaturized inertial sensors.

     Novalog designs, develops and sells proprietary integrated circuits ("ICs") for use in wireless infrared communication. Novalog's initial products, trademarked SIRComm(TM), SIR2(TM), SIRFIR(TM), MiniSIR(TM) and BayBeamer(TM), enable infrared, line-of-sight data transfer between computers, electronic organizers, printers, modems and other electronic devices that have compatible ports. Novalog is an active participant in the standards body of the Infrared Data Association ("IrDA"), which establishes the hardware and software protocols for such products. Novalog believes its products have advantages in terms of power consumption, dynamic range, size and economics as compared to the products of its competitors. As of September 28, 1997, Novalog has shipped nearly one and one-half million of its packaged ICs to manufacturers servicing the IrDA marketplace and, although there can be no assurance, management anticipates growing demand for such products. In fiscal 1997, Novalog accounted for approximately 6% of the Company's revenues.

     MSI was formed to develop and sell proprietary micromachined sensors and related electronics. Micromachining involves the use of semiconductor manufacturing processes to build electromechanical devices with feature sizes measured in microns or fractions thereof. As prices have declined for micromachined devices, such solid-state units have migrated from initial aerospace and military applications to automotive, industrial process-control and medical applications. SRI Consulting (Menlo Park, CA) has reported that some observers expect sensors built in this manner to eventually replace virtually all electromechanical sensors, creating a market of several billion dollars annually. There is no assurance that MSI will be able to capitalize on this market opportunity. MSI has received a U. S. government contract for development of a proprietary micro gyro with projected performance features heretofore achievable only at much higher cost. Effective October 1997, MSI has negotiated its first commercial contract and has commenced development of a multi-channel readout chip pursuant to that contract; however, MSI did not generate any revenues in fiscal 1997. MSI believes, although there can be no assurance, that these contracts have positioned MSI to effectively compete in this emerging marketplace.

     ISC was incorporated in Delaware in January 1988. Pursuant to a merger effective in May 1988 with a corporation of the same name incorporated in California in December 1974, the Company succeeded to all of the assets and liabilities of such predecessor corporation. Its principal executive offices are located at 3001 Redhill Avenue, Building. 3, Costa Mesa, California 92626, and its telephone number is (714) 549-8211.

     Novalog was incorporated in California in October 1995. Its principal executive offices are located at 125 Kalmus Drive, #K-1, Costa Mesa, California 92626, and its telephone number is (714) 429-1122. Novalog is a consolidated subsidiary of ISC.

     MSI was incorporated in Delaware in April 1997. Its principal executive offices are located at 3001 Redhill Avenue, Building 3, Costa Mesa, California 92626, and its telephone number is (714) 444-8729. MSI is a consolidated subsidiary of ISC.

                                 THE OFFERING

Common Stock Offered by the Selling Stockholders...  6,668,272 shares

Common Stock Outstanding...........................  22,874,140 shares as of
                                                     February 26, 1998(1)

Risk Factors.......................................  An investment herein involves a high degree of
                                                     risk and should not be
                                                     considered by investors who
                                                     cannot afford to lose their
                                                     entire investment. See
                                                     "Risk Factors."

Use of Proceeds....................................  The Company will receive no proceeds from the sale of
                                                     the Shares offered hereby
                                                     by the Selling
                                                     Stockholders.

Nasdaq Symbol......................................  IRSN
Boston Stock Exchange Symbol.......................  ISC
__________

(1) Does not include (i) up to 1,405,500 shares issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans and 613,800 shares issuable upon exercise of outstanding options granted to a related party; (ii) up to 1,030,000 shares issuable upon exercise of outstanding warrants, including 752,000 warrants, the underlying shares of which are being offered for resale hereby, 377,500 shares of which are issuable upon conversion of Preferred Stock, which itself is issuable upon exercise of certain of the outstanding warrants; (iii) up to 4,537,950 shares issuable upon conversion of outstanding shares of Series B, C and D Convertible Preferred Stock.

                         SUMMARY FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:

                                                         FISCAL YEARS ENDED                                  13 WEEKS ENDED
                              -----------------------------------------------------------------------  ---------------------------
                              SEPTEMBER 28,   SEPTEMBER 29,    OCTOBER 1,    OCTOBER 2,    OCTOBER 3,  DECEMBER 28,   DECEMBER 29,
                                       1997            1996          1995          1994          1993         1997           1996
                              -----------------------------------------------------------------------  ---------------------------
Total revenues                 $ 13,693,200    $ 12,024,200   $ 8,041,400   $ 5,139,400   $ 4,286,300  $ 2,167,900    $ 3,675,100

Loss from operations           $(14,809,200)    (11,154,700)   (3,071,500)   (2,629,500)   (1,552,100)    (993,000)    (1,447,300)

Net income (loss)              $(14,875,600)    (15,914,700)   (4,137,500)   (2,463,900)   (1,507,600)     183,400     (1,521,100)

Net income (loss) per
 common and common
 equivalent share              $      (0.73)   $      (0.94)  $     (0.28)  $     (0.18)  $     (0.12) $      0.01    $     (0.08)
 (Basic and diluted)

Weighted average
 number of shares
 outstanding                     20,475,100      16,874,300    14,966,500    14,141,500    12,865,800   21,900,200     19,313,400


CONSOLIDATED BALANCE SHEET DATA:

                                SEPTEMBER 28,   SEPTEMBER 29,  OCTOBER 1,   OCTOBER 2,   OCTOBER 3,  DECEMBER 28,
                                     1997           1996          1995         1994         1993          1997
                                ---------------------------------------------------------------------------------
Current assets                  $ 6,637,200     $ 9,648,200  $ 9,927,500  $ 6,795,500  $2,135,900    $5,602,700
Current liabilities               7,395,600       5,787,100    3,545,400    1,355,400     739,000     4,357,600
Working capital (deficit)          (758,400)      3,861,100    6,382,100    5,440,100   1,396,900     1,245,100
Total assets                      9,449,300      21,742,200   15,609,200   10,355,400   3,897,500     8,044,900
Long-term debt                    1,207,000       3,165,600      201,200       81,100      62,600        93,200
Shareholders' equity (deficit)   (2,939,900)      8,312,700    9,494,100    8,800,400   2,977,400      (621,900)

     The Company has not paid cash dividends on any class of its stock since its incorporation. Under Delaware law there are certain restrictions which limit the Company's ability to pay cash dividends in the future.

     Net income (loss) per common and common equivalent share includes, where applicable, cumulative dividends on Preferred Stock which have not been declared or paid and has been restated in accordance with Statement of Financial Accounting Standards No. 128.

                                 RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus and in the Company's documents incorporated herein by reference:

     History of Losses; Accumulated Deficit. Since its inception, ISC has operated at a loss as government contract revenues and other sources of income were insufficient to cover the research and development and other costs incurred by ISC. This imbalance has been exacerbated in the last several years as a result of ISC's purchase of a high-fixed-cost facility from IBM for the stacking of memory chips, contributing to a net loss of $14,875,600 in fiscal 1997 on a consolidated basis, including a one time write-down of nearly $6 million related to the closure of this IBM line. Management believes that shut down of the IBM stacking line will materially improve the Company's operating results in fiscal 1998, but can make no assurances that it will achieve profitable operations in the foreseeable future, if at all. ISC had an accumulated deficit of $49,579,500 at September 28, 1997.

     Shift in Business Focus. Since commencing operations, ISC has developed technology, principally under government research contracts, for various defense-based applications. Since 1992, ISC has been implementing a fundamental shift in its business, broadening its focus to include commercial exploitation of its technology. This shift has been manifested by the purchase and later shut down of the IBM cubing line, the "carve-out" of the Novalog and MSI subsidiaries and the development of various stacked-memory products intended for military and aerospace markets. To date, these changes have materially increased ISC's revenues but have also increased its losses. Because of this limited and not-yet successful history, there can be no assurance that ISC's present and contemplated future products will be widely accepted in commercial marketplaces.

     Financing Needs. ISC has substantial needs for financing, both to fund business plans and to retire existing obligations. Disposition of the IBM-based line left a residual debt of approximately $1.7 million to a bank lender, of which approximately $1.5 million was unsecured. ISC has entered into a "work-out" arrangement with this lender which has retired $500,000 of this debt through conversion to equity and has made an additional lump sum payment of $250,000 to further partially retire this debt. ISC will be required to continue servicing the remaining portion of the debt through calendar year 1998 until fully retired. Servicing of this debt will divert working capital to non-operating needs, thereby increasing the Company's needs for working capital financing. In addition, ISC's business plans have identified needs for financing of new products and business areas. There can be no assurance that such financing will be available on terms acceptable to ISC.

     Change in Nasdaq Listing Requirements. The Company's Common Stock is publicly traded on the Nasdaq SmallCap Market. Effective February 23, 1998, new standards became effective for listing maintenance on this market, including minimum net worth as one of an alternative series of qualifying tests. The January 1998 filing of the Company's Form 10-K for the fiscal year ended September 28, 1997 caused the Company to drop below Nasdaq listing maintenance standards with respect to net worth. In February 1998, the Company disclosed the pro forma effect of recent equity offerings in its Form 10-Q for the period ended December 28, 1997 in order to establish that it had regained compliance with the listing maintenance requirements, by virtue of exceeding the minimum net worth standard of $2,000,000. Nasdaq has accepted the Company's compliance, but because it deems the Company's compliance to be marginal, it has imposed more frequent reporting requirements on the Company to ensure that the Company maintains its qualification. If the Company's results continue the historical pattern of losses, the Company's net worth could be reduced in the future to a level where Nasdaq listing maintenance as it relates to the net worth standard could become jeopardized. Absent qualification on the basis of net worth, the Company would then be dependent on the market capitalization test for listing maintenance, and there can be no assurance as to the price of the stock and the resulting market cap. If the Company is unable to meet the Nasdaq criteria, its securities will be subject to delisting from Nasdaq. Trading, if any, in ISC's securities would thereafter be conducted on the OTC Bulletin Board or the "pink sheets" maintained by the National Quotation Bureau. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     Possible Applicability of Penny Stock Regulations. If ISC were to fail to meet the maintenance requirements for listing on Nasdaq and the price of ISC's Common Stock was below $5 at such time, such securities would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. From transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell ISC's securities and therefore would affect the ability of purchasers in this offering to sell their securities in the public market.

     Dependence on Defense Contract Revenues. Although ISC has been shifting its focus to include commercial exploitation of its technology, it expects to continue to be dependent upon research and development contracts with federal agencies and their contractors for a substantial, but diminishing portion of its revenues for the foreseeable future. General political and economic conditions, which cannot be accurately predicted, directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially-funded contracts can be affected by such factors. Therefore, cutbacks in the federal budget could have a material adverse impact on ISC's results of operations as long as research and development contracts remain an important element of its business.

     Market Acceptance of New Products. Both ISC and its subsidiaries are focused on markets that are emerging in nature and potentially subject to rapid growth. Market reaction to new products in such circumstances can be difficult to predict. There can be no assurance that the present or future products of ISC or its subsidiaries will be favorably accepted by such markets on a sustained basis. In addition, because ISC has a limited history of competing in the intensely competitive commercial electronics industry, there is no assurance that it will successfully be able to develop, manufacture and market additional commercial product lines or that such product lines will be accepted in the commercial marketplace.

     Need for Ongoing Product Development and Substantial Additional Funds. Even if the existing or presently-contemplated products of ISC or its subsidiaries achieve initial levels of commercial success, ISC and its subsidiaries are engaged in industries that are characterized by rapid product obsolescence and the need for ongoing product development. Although ISC has a history of successfully attracting government funded R&D contracts, there can be no assurance that such resources will continue to be available or will be adequate to meet the needs of future product development. Furthermore, there can be no assurance that sufficient funding will be available from other external sources or from internally generated cash flow to successfully develop products for volume production, or that such products will be successfully developed even if funding is available.


     Patents and Proprietary Right Protection; Infringement. ISC believes that its ultimate success, and that of its subsidiaries, will depend, in part, on the strength of its existing patent protection and the additional patent protection that it and its subsidiaries may acquire in the future. As of the date hereof, ISC owns 41 U.S. patents and nine foreign patents and has other patent applications pending before the U.S. Patent and Trademark Office as well as various foreign jurisdictions. Although ISC believes many of these patents to be fundamental in nature, there can be no assurance that any existing or future patents will survive a challenge or will otherwise provide meaningful protection from competition. Furthermore, there is also no assurance that ISC or its subsidiaries will have the financial resources to provide vigorous defense or enforcement of patents.

     Protection of Proprietary Information. ISC and its subsidiaries treat technical data as confidential and rely on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the proprietary information of ISC or its subsidiaries or that others will not independently develop products or technology that are equivalent or superior to those of ISC or its subsidiaries. ISC or its subsidiaries may receive in the future communications from third parties asserting that the products of ISC or its subsidiaries infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation. There can be no assurance that any particular aspect of the technology owned by ISC or its subsidiaries will not be found to infringe the products of other companies. Other companies may hold or obtain patents or inventions or may otherwise claim proprietary rights to technology useful or necessary to ISC's or its subsidiaries' business. The extent to which ISC or its subsidiaries may be required to seek licenses under such proprietary rights of third parties and the cost or availability of such license, cannot be predicted. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its proposed products or relating to current or future technologies, there can be no assurance that ISC or its subsidiaries will be able to do so on commercially reasonable terms.

     Government Rights. Whatever degree of protection, if any, is afforded ISC or its subsidiaries through its patents, proprietary information and other intellectual property, this protection will not extend to government markets that utilize certain segments of ISC's technology. The government has the right to royalty-free use of technologies which ISC has developed under government contracts, including portions of ISC's stacked circuitry technology. ISC is free to commercially exploit such government-funded technologies and may assert its intellectual property rights to seek to block other non-government users thereof, but there can be no assurance of success in such endeavors.

     Competition. ISC and its subsidiaries face strong competition. Most competitors have considerably greater financial, marketing and technological resources than does ISC or its subsidiaries. There is no assurance that ISC or its subsidiaries will be able to compete successfully with such other companies.

     Dependence on Suppliers. ISC and its subsidiaries extensively use suppliers in the manufacture of their products. Novalog currently uses the services of a single foundry but is in the process of identifying and qualifying additional foundry sources. There is no assurance, however, that it will be able to qualify alternative sources of supply for the Novalog products which will be able to manufacture the products to the Company's specifications at favorable prices to the Company. Any material disruption in the sole source of supply could have a material adverse impact on Novalog and therefore on the Company's consolidated results. At the projected level of operations, both ISC and its subsidiaries have identified sources that are believed to be adequate to meet identified needs. However, there is no assurance that ISC or its subsidiaries will be able to cover changing manufacturing needs in the future. Failure to do so will have a material adverse impact on the operations of ISC and its subsidiaries.

     Possible Technological Advances. ISC and its subsidiaries are in industries characterized by continuing technological development and, accordingly, will be required to devote substantial resources to improve already technologically complex products. Many companies in these industries devote considerably greater resources to research and development than does ISC or its subsidiaries. Developments by any of these companies could have a materially adverse effect on ISC.

     Dependence on Key Personnel. ISC and its subsidiaries will depend to a large extent on the abilities and continued participation of certain key employees. The loss of key employees could have a material adverse effect on the businesses of ISC and its subsidiaries. ISC and its subsidiaries have adopted employee stock option plans designed to attract and retain key employees. The value of the options in the subsidiaries will be strongly dependent upon whether, in the future, the subsidiaries become public companies, for which there currently are no specific plans and no assurance that any of the Company's subsidiaries will at any time in the future become public companies. Accordingly, there is no guarantee that the options granted to key personnel in the subsidiaries will assure that the subsidiaries can retain their key employees. Neither ISC or its subsidiaries presently maintain "key man" insurance on any key employees. ISC believes that, as its activities and those of its subsidiaries increase and change in character, additional, experienced personnel will be required to implement the business plans of ISC and its subsidiaries. Competition for such personnel is intense and there is no assurance that they will be available when required, or that ISC or its subsidiaries will have the ability to attract them.

     Future Sales of Securities. ISC's Certificate of Incorporation, as amended and currently in effect, authorizes the issuance of up to 500,000 shares of Preferred Stock, approximately 51,550 of which are outstanding as of January 20, 1998. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of Preferred Stock, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of Preferred Stock that would grant to holders preferred rights to the assets of ISC upon liquidation, the right to special voting privileges, the right to receive dividends before dividends would be declared upon the Common Stock or the Preferred Shares and the right to redemption of such shares, together with a premium, prior to the redemption of Common Stock or the Preferred Shares. Common stockholders and existing Preferred stockholders have no redemption rights. The ability of the Board to issue large blocks of Preferred Stock could have a potential anti-takeover effect, and the issuance of Preferred Stock in accordance with such authority may delay or prevent a change of control of ISC. A similar feature enabling the issuance of up to 5,000,000 shares of "blank check" Preferred Stock is contained in the Articles of Incorporation of Novalog and in the Certificate of Incorporation of MSI.

     Lack of Dividends. ISC has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. ISC currently intends to retain future earnings, if any, to fund the development and growth of its business.

     Stock Market Volatility. There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market price declines or volatility in the future could adversely affect the price of ISC's Common Stock. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities.

                              RECENT DEVELOPMENTS

     In March 1998, Advanced Technology Products, LLC ("ATPL") advised the Company that it expects to be able to exercise an option to purchase certain technologies developed by the Company and exclusively license them back to the Company on a royalty basis. If this option is exercised, the Company will receive $400,000 from the sale of the intellectual property plus, at ATPL's sole discretion, up to $1,100,000 in funding for the development of products based on that intellectual property. There can be no assurances as to what percentage, if any, of the product development funds will be received from ATPL.

     The Company's maximum royalty obligations, if ATPL exercises its option, will be based on a declining percentage of sales of products incorporating the licensed technology. The percentage initially will be between 4% and 15%, based on the total funding provided by ATPL, declining to between 0.4% and 1.5% as the volume of product sales increases.

     If offered by ATPL, the Company has agreed to repurchase any portion of ATPL's rights to future royalty streams for a one-time payment in Common Stock of the Company valued at either 100% of market at the time of such repurchase, if consummated with registered shares, or 80% of market, if consummated with unregistered shares, but in no event to be valued at less than $1 per share. The price of such repurchase shall be pro rata to the percentage of future royalty payments offered by ATPL and shall be equal to the pro rata portion of the maximum funding, including purchase of intellectual property provided by ATPL to the Company. This repurchase provision will expire upon the payment of royalties to ATPL equal to the amount of total funding provided by ATPL to the Company.


     ATPL is an entity formed to invest in various technologies of the Company. Its Managing Member is John C. Carson, and one minority owner, Joanne S. Carson, are affiliates of the Company. The majority of its owners are not affiliates of the Company.


                                USE OF PROCEEDS

     The Company will receive no part of the proceeds of any sales or transactions made by the Selling Stockholders and/or their respective pledgees, donees, transferees or other successors in interest hereunder. The Company will pay substantially all of the expenses incident to the offering of the Shares, other than any discounts, concessions or commissions payable to any underwriters, dealers or agents, which expenses will be borne by the respective Selling Stockholders.

                              SELLING STOCKHOLDERS

     An aggregate of 6,668,272 Shares of Common Stock may be offered by certain security holders of the Company (the "Selling Stockholders") who acquired these Shares in private transactions. Of these Shares, (i) 1,114,810 Shares were issued upon conversion of previously outstanding Debentures issued in 1996; (ii) 3,775,000 Shares issuable upon conversion of Preferred Stock issued in a recent private placement; (iii) 125,000 Shares issued in a recent private placement;
(iv) 752,000 Shares issuable upon exercise of outstanding Warrants, including 377,500 Shares issuable upon conversion of Preferred Stock that is itself issuable upon exercise of outstanding Warrants; (v) 871,740 Shares of Common Stock issued for services rendered in fiscal years 1996 and 1997 or other payment of outstanding indebtedness; and (vi) 29,722 Shares sold in a single private transaction to an affiliate of the Company.

     The Selling Stockholders, or their pledgees, donees, transferees or other successors in interests, may offer the Shares of Common Stock owned by them for sale as principals for their own accounts at any time and from time to time, on the Nasdaq SmallCap Market or in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the then current market price. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interests, may also offer the Shares in private sales at prices to be negotiated. The Selling Shareholders may also offer the Shares in private sales at prices to be negotiated or pursuant to Rule 144, if the conditions of the Rule are then satisfied. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of such securities. Selling Stockholders are not obligated to reimburse the Company any portion of the expenses incurred by the Company in this offering.


     The following table sets forth the name of each such security holder for whom the Company is registering Shares of Common Stock for resale to the public and (ii) the shares of Common Stock beneficially owned by each such holder as of February 26, 1998 and immediately after the offering (assuming the sale of all of their Shares offered hereby, of which there is no assurance). Material relationships between certain of the Selling Stockholders and the Company are set forth in the footnotes to the table. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.


                                                                                       BENEFICIAL OWNERSHIP
                                       NUMBER OF SHARES                                 FOLLOWING OFFERING
                                      BENEFICIALLY OWNED             SHARES          ------------------------
                                         PRIOR TO THE                TO BE           NUMBER OF       PERCENT
            NAME                           OFFERING                   SOLD             SHARES         OWNED
----------------------------        ----------------------        ------------       ----------      --------
Leonardo, L.P. (1)                         1,048,924               1,048,924             0              --
Raphael, L.P. (1)                            105,886                 105,886             0              --
Buchanan Partners Limited (1)                 50,000                  50,000             0              --
Buchanan Fund Atlantic (1)                    50,000                  50,000             0              --
Purling Holdings Limited (1)                  90,000  (2)             90,000             0              --
Bronia Gmbh (1)                              500,000  (4)            500,000             0              --

Banque Privee Edmond de Rothschild (1)          600,000   (5)          600,000            0              --

                                             (See footnotes on following pages.)

                                                   NUMBER OF SHARES                               BENEFICIAL OWNERSHIP
                                                  BENEFICIALLY OWNED           SHARES              FOLLOWING OFFERING
                                                                                                 -----------------------
                                                      PRIOR TO THE              TO BE              NUMBER OF    PERCENT
                  NAME                                  OFFERING                SOLD                SHARES       OWNED
------------------------------------------      ----------------------      -----------          -----------    --------
Glenbrook Capital Limited Partnership(6)            500,000    (7)            500,000                     0          --
Terivian Enterprises, Inc. (1)                      250,000    (8)            250,000                     0          --
Preston Assets Management (1)                       200,000    (9)            200,000                     0          --
Faisal Finance (Switzerland) S. A. (1)              200,000    (9)            200,000                     0          --
BFC Banque Financiere de la Cite (1)                150,000   (10)            150,000                     0          --
Nutley Investments (1)                              150,000   (10)            150,000                     0          --
Oxcal Venture Fund, L.P. (11)                       125,000   (12)            125,000                     0          --
Cresta Limited(1)                                   100,000   (13)            100,000                     0          --
Felcom Capital Corporation(1)                       100,000   (13)            100,000                     0          --
MLPF & S FPO Uible & Poe
     FBO HF Poe                                     100,000   (13)            100,000                     0          --
Xavier Roland                                       100,000   (13)            100,000                     0          --
Bergmont Limited(1)                                  75,000   (14)             75,000                     0          --
Bruce Bailey (15)                                   684,200   (16)             72,200   (16)        222,000           *
Eide Family Trust (17)                               50,000   (18)             50,000                     0          --
Claude Eyraud                                        50,000   (18)             50,000                     0          --
Paddington Investments, Inc. (1)                     50,000   (18)             50,000                     0          --
Marc Rebagliati                                      50,000   (18)             50,000                     0          --
Charles B. Krusen                                    50,000   (18)             50,000                     0          --
Tatkit Nominees(1)                                   40,000   (19)             40,000                     0          --
Lorenzo Delco                                        40,000   (19)             40,000                     0          --
C. S. Rennie                                         25,000   (20)             25,000                     0          --
Meadowland Limited(1)                                25,000   (20)             25,000                     0          --
Andrew Olear II                                      25,000   (20)             25,000                     0          --
Stuart Family Trust (21)                            457,917   (22)             15,000               442,917         1.9
Alexiou Family Trust (23)                           802,663   (24)             10,000               792,663         3.5
David & Madeline Pinto Trust (25)                   115,655   (26)              5,000               110,655           *
Howard Bank, N.A.                                   550,000                   550,000                     0          --
Grover T. Wickersham, P.C. (27)                     100,000                   100,000                     0          --
Thomas J. Plante (28)                               115,900                    65,000                50,900           *
R.G. Hansen & Co.                                    39,000                    39,000                     0          --
Itzhak Sapir                                         30,000                    30,000                     0          --
John Wursthorn                                       30,000                    30,000                     0          --
Joseph T. Yanus                                      15,000                    15,000                     0          --
Tony Johnson                                         12,500                    12,500                     0          --
James D. Evert (29)                                  45,222                    29,722                15,500           *
Anthony J. Tether                                   223,000   (30)            223,000                     0          --
Kenneth T. Lian                                     268,329   (31)             54,000               214,329         1.0
Edda Brown                                          105,000   (32)             30,000                75,000           *
Lookout Mountain Group                               30,000   (33)             30,000                     0          --
Joe Minahan                                           8,000                     2,000                 6,000           *
John P. Murray                                        5,600                     5,600                     0          --

Bruce Lee                                             5,500                     2,500                 3,000          *
Harvey Allard                                         5,000                     5,000                     0         --
Brian Massicotte                                      5,000                     5,000                     0         --
Ronald P. Edgerton                                    4,500                     4,500                     0         --
Michael Seagraves                                     4,440                     4,440                     0         --

                                                   NUMBER OF SHARES                                BENEFICIAL OWNERSHIP
                                                  BENEFICIALLY OWNED           SHARES               FOLLOWING OFFERING
                                                                                                 -----------------------
                                                      PRIOR TO THE              TO BE              NUMBER OF    PERCENT
                  NAME                                  OFFERING                SOLD                SHARES       OWNED
------------------------------------------      ----------------------      -----------          -----------    --------
Frank Pietryka                                            3,000                  3,000                    0          --
Dorene Quesnel                                            1,000                  1,000                    0          --
Bailey & Company Inc.(34)                               612,000   (35)         390,000              222,000           *
Serge Dubois                                             50,000                 50,000                    0          --
UMB Bank, N.A. Ttee
   FBO Latham & Watkins Master Trust &
   FBO Marc Rappel                                       25,000                 25,000                    0          --
Alfred S. and Mae M. Kenrick Trust                       50,000                 50,000                    0          --

____________
* Less than 1%.

(1) The Selling Stockholder is an offshore corporation or partnership that has invested either as principal or on behalf of its clients. In the latter circumstances, the laws of certain jurisdictions protect the identity of such clients from public disclosure.
(2) Includes 90,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(3)  Intentionally left blank.
(4) Includes 500,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(5) Includes 600,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(6) Glenbrook Capital LLP is a limited liability partnership, the general partner of which is Wickersham Asset Management. The beneficial owner of Glenbrook Capital LLP is Paul F. Shoen. Grover T. Wickersham may be deemed to be a beneficial owner because of his investment control. Mr. Wickersham disclaims such beneficial ownership.
(7) Includes 500,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(8) Includes 250,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(9) Includes 200,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(10) Includes 150,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(11) Oxcal Venture Fund, LP is a limited partnership, the general partner of which is Oxcal Venture Corp. The beneficial owners of Oxcal Venture Fund are Paul F. Shoen, Stevan A. Birnbaum and Oxcal Venture Corp. Grover T. Wickersham may be deemed to be a beneficial owner because of his investment control. Mr. Wickersham disclaims such beneficial ownership.
(12) Includes 125,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(13) Includes 100,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(14) Includes 75,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(15) Bruce Bailey is the Chairman and sole shareholder of Bailey & Company Inc., which served as selling agent in connection with the private sales of securities conducted by the Company in December 1997 and January 1998. As such, he is the beneficial owner of securities owned by Bailey & Company Inc. and accordingly, the securities owned by Bailey & Company Inc. are included in the total shares beneficially owned by Mr. Bailey.
(16) Includes (i) 50,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock; (ii) 222,000 shares of Common Stock owned by Bailey & Company Inc.; and (iii) 390,000 shares of Common Stock issuable upon exercise of outstanding Warrants or the conversion of the underlying Preferred Stock issuable upon exercise of outstanding Warrants owned by Bailey & Company Inc. Beneficial Ownership Following Offering reflects sales of Shares by Bailey & Company Inc. as well as Mr. Bailey. See Note
     (35).
(17) The Selling Stockholder is the family trust of Floyd Eide, a Vice President of the Company.
(18) Includes 50,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(19) Includes 40,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(20) Includes 25,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock.
(21) The Selling Stockholder is the family trust of John J. Stuart, Jr., the Chief Financial Officer of the Company.

(22) Includes (i) 45,367 shares of Common Stock issuable upon conversion of Preferred Stock held in the Company's Employee Stock Bonus Plan ("ESBP")for the account of Mr. Stuart; and (ii) 15,000 shares of Common Stock issuable upon conversion of Preferred Stock owned directly by the Selling Stockholder. By virtue of his voting and investment control, Mr. Stuart may also be deemed to be the beneficial owner of all of the shares of Common and PreferredStock owned by the Company's ESBP, as to which he disclaims beneficial ownership of all shares other than those allocated to his account. Those disclaimed shares are not included in the total for the Selling Stockholder.
(23) The Selling Stockholder is the family trust of James Alexiou, the Chairman of the Board of the Company.
(24) Includes (i) 306,900 shares of Common Stock issuable upon exercise of an option to retire accrued royalties and sell patent rights; (ii) 68,942 shares issuable upon conversion of Preferred Stock held in the Company's ESBP for the account of Mr. Alexiou; and (iii) 10,000 shares of Common Stock issuable upon conversion of Preferred Stock owned directly by the Selling Stockholder. By virtue of his voting and investment control, Mr. Alexiou may also be deemed to be the beneficial owner of all of the shares of Common and Preferred Stock owned by the Company's ESBP, as to which he disclaims beneficial ownership of all shares other than those allocated to his account. Those disclaimed shares are not included in the total for the Selling Stockholder.
(25) The Selling Stockholder is the family trust of David Pinto, the Company's Treasurer.
(26) Includes (i) 36,642 shares of Common Stock issuable upon conversion of Preferred Stock held in the Company's ESBP for the account of Mr. Pinto; and (ii) 5,000 shares of Common Stock issuable upon conversion of outstanding Preferred Stock held directly by the Selling Stockholder.
(27) The Selling Stockholder is a professional corporation that serves as legal counsel to the Company. The shareholders of the corporation are Grover T. Wickersham and Debra K. Weiner. None of the shares owned by Glenbrook Capital Limited Partnership or Oxcal Venture Fund, LP are included in the totals for the Selling Stockholder, although Mr. Wickersham may be deemed to be the beneficial owner of such shares. See Notes (6) and (11).
(28) The Selling Stockholder serves as patent counsel to the Company.
(29) The Selling Stockholder is the Company's President and Chief Executive Officer.
(30) Includes 223,000 shares of Common Stock issuable upon exercise of outstanding warrants which become exercisable on the earlier of one year from the date of issuance or the effective date of a registration statement covering the resale of the underlying Common Stock.
(31) Includes 50,000 shares issuable upon exercise of outstanding warrants which become exercisable on the earlier of one year from the date of issuance or the effective date of a registration statement covering the resale of the underlying Common Stock. The Selling Stockholder is a former executive officer of the Company.
(32) Includes (i) 30,000 shares of Common Stock held in the name of Lookout Mountain Group, as to which the Selling Stockholder may be deemed to be the beneficial owner (see Note (33)); 30,000 shares of Common Stock issuable upon exercise of outstanding warrants that become exercisable on the earlier of one year from the date of issuance or the effective date of a registration statement covering the resale of the underlying Common Stock. The Selling Stockholder is a principal in Richmont Consulting Group, Inc., which firm provides certain financial public relations services to the Company.
(33) The 30,000 shares owned by the Selling Stockholder are also included in the total shares beneficially owned by Edda Brown because, due to her voting and investment control over the Selling Stockholder, should may be deemed to be the beneficial owner of such shares. See Note (32).
(34) The Selling Stockholder is a corporation the beneficial owner of which is Bruce Bailey. See Note (16). The Selling Stockholder has served as selling agent for the Company in connection with its recent sales of privately-placed securities.
(35) Includes 390,000 shares of Common Stock issuable upon exercise of outstanding Warrants or upon the conversion of Preferred Stock issuable upon exercise of outstanding Warrants, all of which Warrants become exercisable on the earlier of one year from the date of issuance or the effective date of a registration statement covering the resale of the underlying Common Stock.

                              PLAN OF DISTRIBUTION

     This Prospectus covers the resale of the shares of Common Stock by holders of outstanding Common Stock, outstanding Convertible Preferred Stock and/or holders of outstanding Warrants (the"Selling Stockholders"), or their pledgees, donees, transferees or other successors in interests (collectively, the "Sellers").

     Such sales may be made on one or more exchanges (if the Common Stock is then listed, which it is not as of the date hereof) or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(ii) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;(iii) an exchange distribution in accordance with the rules of such exchange, if the Company's Common Stock is then listed on an exchange, which it is not as of the date hereof; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iv) in negotiated transactions or otherwise, or a combination of such methods. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     The Common Stock covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. In general, under Rule 144, "restricted securities" may be sold after a one-year holding period in ordinary market transactions through a broker or with a market maker subject to volume limitations as follows: within any three-month period, a number of shares may be sold which does not exceed the greater of 1% of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of a Form 144 with the Securities and Exchange Commission. However, if the shares have been held for more than two years by a person who is not an "affiliate," there is no limitation on the manner of sale or the volume of shares that may be sold and no such filing is required.

     The Selling Stockholders have been advised by the Company that during the time each is engaged in distribution of the Common Stock covered by this Prospectus, each must comply with Rule 10b-5, Rule 102, Rule 104 and Rule 105 under the Exchange Act, and pursuant thereto: (i) each must not engage in any stabilization activity in connection with the Company's securities; (ii) each must furnish each broker through which the Common Stock covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any securities of the Company or attempt to induce any person to bid for or purchase any of the Company's securities or engage in certain short selling activities other than as permitted under the Exchange Act.

     The Company will amend or supplement this Prospectus in the following circumstances and to the following extent: (i) if the securities are to be sold at a price other than the prevailing market price, to disclose such price; (ii) if the securities are to be sold in block transactions and the purchaser intends to resell, to disclose the nature and extent of such arrangements; or (iii) if the compensation to be paid to broker-dealers is other than usual and customary discounts, concessions or commissions, to disclose the terms of such broker-dealer compensation. In the above-circumstances, no offers or sales may be made by the Selling Stockholder until an effective amendment or prospectus supplement is available.

     In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Sellers, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. The Sellers and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of section 2(11) of the Act and any commission received by them and any profit on the resale of such securities may be deemed to be underwriting discounts and commissions under the Act.

     To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

     The Company will not receive any portion of the proceeds of the Common Stock sold by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all of the Common Stock offered hereby.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 28, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements contained in the section entitled "Business Patents, Trademarks and Licenses" of the Annual Report on Form 10-K/A for the fiscal year ended September 28, 1997, incorporated by reference in this Prospectus, are included in reliance upon the opinion of Thomas J. Plante, Esq. Irvine, California, patent counsel for the Company, and upon his authority as an expert.


                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for the Company by Grover T. Wickersham, P.C., Palo Alto, California. Such firm is the owner of 100,000 shares of Common Stock, which shares are being registered for resale on the registration statement of which this Prospectus is a part. Attorneys in such firm hold an aggregate of 25,000 stock options.

================================================================================

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                            ______________________

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Available Information..............................................    2
Incorporation of Certain Information by Reference..................    3
Prospectus Summary.................................................    4
Risk Factors.......................................................    9
Recent Developments................................................   12
Use of Proceeds....................................................   12
Selling Stockholders...............................................   13
Plan of Distribution...............................................   17
Experts............................................................   19
Legal Matters......................................................   19

================================================================================



                               6,668,272 SHARES


                                IRVINE SENSORS
                                  CORPORATION


                                 Common Stock





                               ________________

                                  PROSPECTUS

                               ________________



                                    , 1998

================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

          SEC registration fee......................   $ 2,766.30
          Accounting fees and expenses..............    12,500.00 *
          Legal fees and expenses...................    20,000.00 *
          Blue sky legal fees and expenses..........     1,000.00 *
          Miscellaneous expenses....................     3,000.00 *
                                                       ------------
             Total..................................   $39,266.30 *
                                                       ============

______________
*  Estimated expenses

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of the State of Delaware (the "General Corporation Law") provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

     Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

     If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

     If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

     Under Section 145, the indemnification discussed above may be authorized by a majority vote of the disinterested directors or stockholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought.

     Under Section 145, a corporation may authorize, by by-law, agreement or otherwise, the indemnification of its agents in excess of that expressly permitted by Section 145. The Registrant's By-laws provide that indemnification shall be mandatory in all cases where it is permitted by Section 145.

     Section 102(b) of the General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. The Registrant's Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following: (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant's Certificate of Incorporation further provides that modification or repeal of this provision may not affect the elimination of liability therein provided with respect to a director's personal liability for any act or omission that occurs prior to such modification or repeal.

     Finally, a corporation has the power to purchase indemnity insurance for its agents, even if it would not have the power to indemnify them. The Registrant has purchased such insurance.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.    EXHIBITS

     4.1    Form of specimen Common Stock certificate(1)

     5.1    Opinion of Grover T. Wickersham, P.C. re legality(2)

     23.1 Consent of Price Waterhouse LLP, independent accountants (see page II-8 of the amended Registration Statement

     23.2 Consent of Thomas J. Plante, Esq. (see page II-9 of the amended Registration Statement)

     23.3 Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)(2)

     25.1 Power of Attorney (included on page II-6 of the originally-filed Registration Statement)

_________
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991.

(2) Previously filed as part of the originally-filed Registration Statement on Form S-3, filed January 30, 1998.

ITEM 17.       UNDERTAKINGS

          (a)  Rule 415 Offering
               -----------------

     The Registrant hereby undertakes:

               (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the " Securities Act");

                    (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
-----------------
registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  Filings Incorporating Subsequent Exchange Act Documents by
               ----------------------------------------------------------
          Reference
          ---------

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)  Request for Acceleration of Effective Date or filing of
                    -------------------------------------------------------
               Registration Statement on Form S-8
               ----------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized,in the City of Costa Mesa, California, on March 18, 1998.

                                             IRVINE SENSORS CORPORATION



                                             By: /s/ James D. Evert
                                                 ---------------------
                                                 James D. Evert
                                                 President and Chief Executive
                                                 Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated:





/s/ James D. Evert       President, Chief Executive Officer    March 18, 1998
---------------------    and Director (Principal Executive
James D. Evert           Officer)




/s/ James Alexiou        Chairman of the Board                 March 18, 1998
---------------------
James Alexiou

/s/ John J. Stuart, Jr.       Vice President and              March 18, 1998
-----------------------        Chief Financial Officer
John J. Stuart, Jr.            (Principal Financial and
                               Accounting Officer)


/s/ John C. Carson            Director                        March 18, 1998
-----------------------
John C. Carson


/s/ Joanne S. Carson*         Director                        March 18, 1998
-----------------------
Joanne S. Carson


/s/ Marc Dumont*              Director                        March 18, 1998
-----------------------
Marc Dumont


/s/ Walter E. Garrigan*       Director                        March 18, 1998
-----------------------
Walter E. Garrigan


/s/Frank P. Ragano*           Director                        March 18, 1998
-----------------------
Frank P. Ragano


/s/Vincent F. Sollitto*       Director                        March 18, 1998
-----------------------
Vincent F. Sollitto, Jr.


/s/John J. Stuart, Jr.
_______________________

* By John J. Stuart, Jr.
  as Attorney-in-Fact

                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 16, 1997, which appears on page 18 of the 1997 Annual Report to Shareholders of Irvine Sensors Corporation, which is incorporated by reference in Irvine Sensors Corporation's Annual Report on Form 10-K/A for the fiscal year ended September 28, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 13 of such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse
--------------------
Price Waterhouse LLP
Costa Mesa, California
March 16, 1998

                                                                    Exhibit 23.2


                           CONSENT OF PATENT COUNSEL

     I hereby consent to the reference to me in the section of the Prospectus entitled, "Experts," contained in the amended Registration Statement on Form S-3 of Irvine Sensors Corporation of which this Consent is a part. I also consent to the incorporation by reference in said Registration Statement on Form S-3 of the statements contained in the Section entitled "Business -- Patents, Trademarks and Licenses" of the Annual Report on Form 10-K of Irvine Sensors Corporation for the fiscal year ended September 28, 1997.


                                                  /s/Thomas Plante
                                                  ----------------
                                                  Thomas J. Plante

March 18, 1998
Irvine, California

                                 EXHIBIT INDEX


4.1    Form of specimen Common Stock certificate(1)

5.1    Opinion of Grover T. Wickersham, P.C. re legality(2)

23.1 Consent of Price Waterhouse LLP, independent accountants (see page II-8 of the amended Registration Statement)

23.2 Consent of Thomas J. Plante, Esq. (see page II-9 of the amended Registration Statement)

23.3 Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)(2)

25.1 Power of Attorney (included on page II-6 of the originally-filed Registration Statement)


_________
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991.

(2) Previously filed as part of the originally-filed Registration Statement on Form S-3, filed January 30, 1998.